                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2000, except for Note 2, which is as of March 20, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Tollgrade Communications, Inc. and Subsidiaries, which is incorporated by reference in Tollgrade Communications, Inc. and Subsidiaries' Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 24, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 6, 2001